Exhibit 99.1

Contact:  Raiford Garrabrant
          Director, Investor Relations
          Cree, Inc.
          raiford_garrabrant@cree.com
          (T) 919-313-5397
          (F) 919-313-5615


                  CHARLES SWOBODA NAMED CHAIRMAN OF CREE, INC.

Durham, NC, April 29, 2005 - Cree, Inc. (Nasdaq: CREE) announced that its Board of Directors, at its quarterly meeting this week, elected the company's Chief Executive Officer and President, Charles M. Swoboda, to the additional role of Chairman of the Board. As Chairman he succeeds F. Neal Hunter, who resigned as a director on April 25, 2005 to pursue other opportunities. Mr. Hunter, a founder of the company in 1987, served as its Chief Executive Officer from 1994 to 2001 and as Chairman from 1995 until his resignation from the Board.

"Neal has served Cree with dedication and passion over the last eighteen years. His leadership and contributions were instrumental in growing the company from an idea, shared by six co-founders, to the successful public company and technology success story that it is today," said Chuck Swoboda, commenting on the transition. "Our people, technology and financial resources give Cree a unique opportunity to revolutionize industries and change how people use light and energy. I look forward to building on the foundation Neal helped to create and leading the company in realizing our vision."

The company also announced that the Board of Directors has appointed Dolph A. von Arx as Lead Independent Director, a new role created by the Board as part of its corporate governance initiatives. Mr. von Arx has been a member of Cree's Board of Directors since 1991 and currently serves as Chairman of the Governance and Nominations Committee.

In addition, the company announced that the Board of Directors has extended the stock repurchase program through the fiscal year ending in June 2006. Under the repurchase program the company is authorized to repurchase up to 5.45 million shares of common stock. The company expects to use available cash to finance purchases under the program. The program can be implemented through open market or privately negotiated transactions at the discretion of the company's management. The company will continue to determine the time and extent of repurchases based on its evaluation of market conditions and other factors.

About Cree, Inc.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (Sic) and gallium nitride (GaN) materials technology to produce new and enabling semiconductors. The products include blue and green light emitting diodes (LEDs), power switching devices, and radio frequency (RF) and microwave devices. The company is currently developing near ultraviolet lasers. Targeted applications for these products include solid-state illumination, power switching, wireless infrastructure and optical storage. Cree understands the important convergence of science, technology and creativity, placing high value on ideas, as well as the energy and ability of its people. For more information on Cree, please visit www.cree.com.
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This press  release  contains  forward-looking  statements  involving  risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, such as whether repurchases under the stock repurchase program will increase shareholder value and whether we will maintain cash sufficient to fund growth, may differ materially due to a number of factors, including fluctuations in the market price of our common stock and other market conditions, the nature of other investment opportunities available to us from time to time, our cash flow from operations and our future growth requirements, and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 27, 2004 and subsequent reports filed with the Commission.

Cree and the Cree logo are registered trademarks of Cree, Inc.

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